Exhibit 4.3

CALIFORNIA STEEL INDUSTRIES, INC.

as Company,

and

U.S. BANK NATIONAL ASSOCIATION

as successor Trustee to

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 19, 2004

$150,000,000

8 1/2% Senior Notes due 2009

This FIRST SUPPLEMENTAL INDENTURE is dated as of March 19, 2004, among California Steel Industries, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as successor Trustee to State Street Bank and Trust Company of California, N.A., (the “Predecessor Trustee”) a national banking association duly organized under the laws of the United States, as Trustee (the “Trustee”).

WHEREAS, the Company and the Predecessor Trustee entered into an Indenture, dated as of April 6, 1999 (the “Indenture”), pursuant to which the Company issued 8 1/2% Senior Notes due 2009, which were subsequently exchanged for substantially identical 8 1/2% Senior Notes due 2009 that were registered under the Securities Act of 1933 (the “Notes”) (capitalized terms used herein without definition have the respective meanings given to them in the Indenture);

WHEREAS, concurrently with the execution and delivery of this First Supplemental Indenture, the Company is conducting a tender offer and consent solicitation with respect to the Notes (the “Tender Offer”);

WHEREAS, pursuant to the terms of the Tender Offer, the Company has accepted Notes which were validly tendered (and not validly withdrawn) on or prior to March 19, 2004 (the “Total Consideration Notes”);

WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has obtained the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in this First Supplemental Indenture;

WHEREAS, the Trustee as per the approval of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, and the Company, by their execution of this First Supplemental Indenture, consent and agree to such amendments;

WHEREAS, each of the parties hereto has duly authorized the execution and delivery of this First Supplemental Indenture so that, as of and from the date of this First Supplemental Indenture, the relevant provisions of the Indenture shall stand amended and restated; and

WHEREAS, pursuant to Sections 10.04 and 10.05 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and an Opinion of Counsel certifying that this First Supplemental Indenture complies with applicable provisions of the Indenture;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee covenant and agree for the benefit of each other and for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE I

Section 1.01 Defined Terms. The following terms shall have the meaning specified below when used in this Supplemental Indenture:

“Initial Payment Date” shall mean the first date on which Holders receive payment with respect to the Total Consideration Notes in connection with the Tender Offer.

Section 1.02 Supplemental Indenture is a Supplement to the Indenture. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

ARTICLE II

Section 2.01 Amendments to the Indenture. Effective as of the Initial Payment Date:

(a) Section 4.08 “Provision of Financial Statements” of the Indenture shall be deleted in its entirety;

(b) Section 4.09 “Waiver of Stay, Extension or Usury Laws” of the Indenture shall be deleted in its entirety;

(c) Section 4.10 “Limitation on Restricted Payments” of the Indenture shall be deleted in its entirety;

(d) Section 4.11 “Limitations on Transactions with Affiliates” of the Indenture shall be deleted in its entirety;

(e) Section 4.12 “Limitation on Indebtedness” of the Indenture shall be deleted in its entirety;

(f) Section 4.13 “Limitation of Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” of the Indenture shall be deleted in its entirety;

(k) Section 4.14 “Change of Control” of the Indenture shall be deleted in its entirety;

(l) Section 4.15 “Disposition of Proceeds of Asset Sales” of the Indenture shall be deleted in its entirety;

(m) Section 4.16 “Limitation on Liens” of the Indenture shall be deleted in its entirety;

(n) Section 4.17 “Limitation of Issuances and Sale of Capital Stock of Restricted Subsidiaries” of the Indenture shall be deleted in its entirety;

(o) Section 4.18 “Limitation on Unrestricted Subsidiaries” of the Indenture shall be deleted in its entirety; and

(p) Section 4.19 “Limitation on Sale and Lease-Back Transactions” of the Indenture shall be deleted in its entirety; and

(q) Section 4.20 “Application of Fall Away Covenants” of the Indenture shall be deleted in its entirety; and

(r) Section 5.01 “Consolidation, Merger, Sale of Assets, Etc.” of the Indenture shall be deleted in its entirety and replaced with the following text:

Section 5.01 Consolidation, Merger, Sale of Assets, Etc.

The Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (taken as a whole), to any Person or Persons, unless at the time and after giving effect thereto, either (A) (1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or (B) (1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) in the case of a transaction involving the Company, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture and the Registration Rights Agreement, and in each case, this Indenture, the Notes and the Registration Rights Agreement shall remain in full force and effect.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes and the Registration Rights Agreement, with the same effect as if such successor corporation had been named as the Company therein; and thereafter, except in the case of (a) a lease of substantially all of the assets of the Company or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under this Indenture and the Notes; and

(s) Events of Default lettered (c), (d), (e), (f), (g), and (h) of Section 6.01 “Events of Default” of the Indenture shall be deleted in their entirety.

ARTICLE III

Section 3.01 Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

Section 3.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03 The Trustee has accepted the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the forgoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberant or inadvertent) of any amendment herein provided for, and (e) the validity or sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.

Section 3.04 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

Section 3.05 The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date and year first written above

CALIFORNIA STEEL INDUSTRIES, INC.

By:
Title:

By:
Title:

U.S. BANK NATIONAL ASSOCIATION,
A NATIONAL BANKING ASSOCIATION,
AS SUCCESSOR TRUSTEE TO STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., as Trustee

By:
Title: